Exhibit 99.1

NewsRelease

TC PipeLines, LP to Acquire 25% Interest in

GTN and Bison from TransCanada

OMAHA, Nebraska — April 26, 2011 — TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) today announced it has entered into agreements to acquire a 25 percent interest in both Gas Transmission Northwest LLC (GTN) and Bison Pipeline LLC (Bison) from TransCanada Corporation (TSX, NYSE: TRP) (TransCanada) for an aggregate purchase price of $605 million, which includes $81 million or 25 percent of GTN’s debt.  The acquisition is expected to be immediately accretive to Partnership cash flows and earnings.

“This acquisition represents a significant expansion of our natural gas pipeline business,” said Steve Becker, president of TC PipeLines GP, Inc.  “We view this acquisition as a great investment opportunity that will be positive for the Partnership and our unitholders.  Both GTN and Bison have long-term contracts in place and they also help to diversify the Partnership’s overall pipeline portfolio in terms of both markets and natural gas supply basins.

“GTN is a critical piece of infrastructure which serves the California and Pacific Northwest markets,” added Becker.  “GTN has a desirable customer mix consisting primarily of local distribution companies and producers who have long term contracts for a significant portion of the pipeline’s capacity.  We are confident GTN will play an integral role in supplying gas to these markets for the foreseeable future.”

The GTN pipeline system is a 1,353 mile natural gas transmission system that transports Western Canada Sedimentary Basin and Rocky Mountain-sourced natural gas to third party natural gas pipelines and markets in Washington, Oregon and California, and connects with the Partnership’s Tuscarora pipeline system.  GTN has a design capacity of 2.9 billion cubic feet per day (bcf/d) and is supported by long-term contracts for 1.5 billion cubic feet per day that mature between 2015 and 2028.

“An interest in Bison offers our unitholders sustainable cash flows and earnings that are underpinned by long-term contracts and diversifies our pipelines’ sources of natural gas by accessing a new supply basin,” continued Becker. “Bison is strategic to our investment in Northern Border as it provides access to another source of supply flowing under long-term firm.”

Bison is a new 303 mile natural gas pipeline connecting Rocky Mountain gas supply to downstream markets via the Northern Border pipeline system.  The pipeline was constructed in 2010 and placed into service in January 2011.  Shippers have contracts for 0.4 bcf/d on both Bison and Northern Border that expire in 2021.  The Partnership has a 50 percent ownership interest in Northern Border.

“We look forward to continue being an attractive financing option for TransCanada’s future capital requirements which enables the Partnership to grow,” concluded Becker.  “TC PipeLines will have interests in six FERC regulated interstate natural gas pipelines after adding GTN and Bison.  Both pipelines are already connected to our existing asset base and will help to position us well for future growth.”

The Partnership plans to initially fund the acquisition through a $400 million bridge loan facility and the balance drawn from its $250 million senior revolving credit facility.  The transaction is expected to close in May 2011 and is subject to certain closing conditions.

Longer term financing for the transaction is expected to include both debt and equity in a manner that enables the Partnership to maintain its strong financial position.

The terms of the transaction were unanimously approved by the Board of Directors of the general partner, based on unanimous approval and recommendation of the Board’s conflicts committee, which is comprised entirely of independent directors.  The conflicts committee engaged Citi to act as its financial advisor, Orrick, Herrington & Sutcliffe LLP as its legal counsel, and Wood Mackenzie as its natural gas market outlook advisor.

Steve Becker will discuss the details of the acquisition in conjunction with the Partnership’s quarterly conference call scheduled for Wednesday, April 27, 2011 at 11:00 a.m. central daylight time (CDT) / 12:00 p.m. eastern daylight time (EDT).

TC PipeLines, LP has interests in over 3,900 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada.  This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company.  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “forecast,” “project,” “may,” “plan,” “strategy,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance. Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include the demand for Great Lakes and Northern Border transportation in the future; the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy; regulatory decisions, particularly those of the FERC; the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms; the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada Corporation or others; the ability to access capital and credit markets with competitive rates and terms; operational decisions of the operator of our pipeline systems; the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations; supply of natural gas in the Western Canada Sedimentary Basin and in competing basins, such as the Rocky Mountains; future demand for natural gas; overcapacity in the industry; success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S.-sourced gas to Northern Border’s and Great Lakes’ markets; and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and via the Partnership’s website (www.tcpipelineslp.com). The Partnership disclaims any intention or obligation to update publicly or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, occurring after the date hereof.

Media Enquiries:	Terry Cunha/Shawn Howard	403.920.7859
		800.608.7859

Unitholder and Analyst Enquiries	Lee Evans	877.290.2772
	investor_relations@tcpipelineslp.com